Exhibit 99.1

November 18, 2020

Re: 2020 Indiana Member Director and District-Wide Independent Director Election Results

Dear Member:

The Federal Home Loan Bank of Indianapolis (“FHLBank Indianapolis”) is pleased to announce the results of the 2020 Board of Directors election.

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Independent Director District-Wide Election – Three Directors
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In the 2020, district-wide election, the members re-elected one incumbent director and two new directors. Each of the directors shall serve a four-year term beginning on January 1, 2021 and ending on December 31, 2024.

Number of Indiana members eligible to vote	164
Number of Michigan members eligible to vote	209
Total members eligible to vote	373
Number of Indiana members casting votes	81
Number of Michigan members casting votes	65
Total members casting votes	146
Total eligible votes for each directorship	5,173,169

Exhibit 99.1

Independent Director Elect	City, State	Votes Received
Lisa D. Cook* Professor; Director, AEA Summer Program Michigan State University	East Lansing, Michigan	2,183,174
Charlotte C. Decker* Chief Information Technology Officer UAW Retiree Medical Benefits Trust	Detroit, Michigan	2,003,552
Todd Sears*, ** Executive Vice President Herman & Kittle Properties, Inc.	Indianapolis, Indiana	2,174,274

*Elected

** Public interest directorship. Mr. Sears meets the requirements set forth in § 1261.7(e)(2) for public interest independent director by virtue of his five years’ service as Executive Vice President of the Indianapolis Neighborhood Housing Partnership, a nonprofit providing credit counseling and mortgage services, plus his over three years’ service as the Deputy Director of the Indiana Housing & Community Development Authority (formerly known as the Indiana Housing Finance Authority), which uses tax-exempt bond proceeds to purchase first-time homebuyer mortgages in Indiana, and over five years’ service on the Bank’s Affordable Housing Advisory Council.

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Indiana – Elected Member Director – Two Directors
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In the 2020 Indiana member directorship election, the Indiana members re-elected one incumbent director and elected one new director. Each of the directors shall serve a four-year term beginning on January 1, 2021 and ending on December 31, 2024.

Number of Indiana members eligible to vote	164
Number of Indiana members casting votes	109
Total eligible votes for each directorship	2,705,132

Exhibit 99.1

Member Director Elect	City, State	Votes Received
Michael R. Barker Vice Chair of the Board Centier Bank	Merrillville, Indiana	422,171
Clifford M. Clarke* Director Three Rivers Federal Credit Union	Fort Wayne, Indiana	823,546
Karen F. Gregerson* Director, President & CEO The Farmers Bank	Frankfort, Indiana	970,776
Ryan M. Warner Chairman & CEO The Bippus State Bank	Huntington, Indiana	810,615

*Elected

Thank you for participating in this year's election process. Your contribution ensures sound representation on our Board of Directors for the mutual benefit of the FHLBank Indianapolis and all of the members it serves.

Sincerely,
Matthew R. St. Louis
Vice President, Associate General Counsel
and Corporate Secretary